SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant  ☐
Filed by a Party other than the Registrant  ☒

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to ss.240.14a-12

CAPE FEAR BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

Maurice J. Koury
The Maurice and Ann Koury Charitable Trust
The Maurice J. Koury Foundation, Inc.
Scott C. Sullivan
Miltom E. Petty
Mort Neblett
Haywood Cochrane, Jr.
James S. Mahan III
David Lucht
Robert Isser

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      On August 6, 2008, Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht and Robert Isser (the “Participants”), posted certain additional materials on an Internet website (http://voteBLUEforchange.com) created in connection with the Participants’ solicitation of proxies from shareholders of Cape Fear Bank Corporation. Copies of these materials, current as of August 6, 2008, are included herein as Exhibit 99.1.

Exhibit 99.1

voteBLUEforchange

It's Time For More Effective Leadership at Cape Fear Bank Corporation

In connection with Cape Fear Bank Corporation's upcoming annual meeting on August 19, 2008, the shareholders will vote on the future leadership of their company. After a decade of ineffective leadership and meager shareholder returns, we strongly believe that the time for change is now!

Our slate of directors has a broader base of expertise, significant public board and banking experience, and a commitment to North Carolina and the greater Wilmington market. We want to give this region the vibrant and strong bank it deserves.

We urge you to vote for Scott C. Sullivan, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht and Robert Isser on the **BLUE PROXY CARD** that you have received from us and usher in a new era for Wilmington community banking.

Haywood Cochrane, Jr.



- Vice Chairman of I-Trax, Inc., a publicly traded, worksite health services provider that was recently acquired by Walgreens Co.
- Has more than 30 years of healthcare experience in executive and senior management positions
- Experience with best corporate practices through service on several boards of public companies, including Allied Clinical Laboratories, Inc.; Tripath Imaging, Inc.; EV3, Inc.; JDN Realty, Inc.; Sonus Corp.; Unilab, Inc. and Ameripath, Inc.
- Recently joined the board of Raleigh-based DARA BioSciences Inc.
- Prior to his career in the healthcare industry, gained experience as a banker
- As a Senior Corporate Loan Administrative Officer at Wachovia Bank & Trust Co., was responsible for a $200 million corporate loan portfolio

Robert Isser



- Executive Vice President at Charlotte-based yarn dealer Sidney Gilbert & Co.
- Oversees all purchases and sales for company where he has worked for 43 years
- Has invaluable experience in monitoring expense controls
- Investor in North Carolina community bank stocks for more than 20 years
- Has significant experience in analyzing bank financial performance and market opportunities

David Lucht



- President, Chief Operating Officer and Chief Credit Officer of Wilmington-based specialty lender Live Oak Banking Co.(not a competitor)
- Has lived in Wilmington for the past year after a long career in banking in other markets
- Credit specialist, with nearly two decades of experience in overseeing and improving the credit function at several banks
- From 2002 to 2007, served as Chief Credit Officer for FirstMerit Bank, a $10.4 billion-asset regional bank headquartered in Akron, Ohio
- Led the effort to stabilize FirstMerit's $6.5 billion loan portfolio, cutting the level of problem loans in half

during his tenure

James S. "Chip" Mahan III



- Chairman and CEO of Wilmington-based specialty lender Live Oak Banking Co. (not a competitor)
- Has lived in the Wilmington area for seven years
- 35-year career in banking in the Southeast
- Widely credited with starting the world's first Internet bank
- Has been the CEO of several publicly traded banks and bank service providers
- Former board member of Habitat for Humanity in the Wilmington area

Mort Neblett



- Managing member of Wilmington-based investment firm Owencroft Financial Partners, LLC
- Grew up in Wilmington, attending summer classes at UNC-Wilmington in its former incarnation (Wilmington College)
- A founder of UNC-W's International Cabinet, a former member of the school's board of visitors, and a current advisory board member for the Cameron School of Business
- 35-year career as an investment banker and broker
- Directly involved in several transactions involving North Carolina-based banking institutions

Scott C. Sullivan



- Manager at Wilmington-based Cameron Management LLC, an investment management firm focused on real estate development and other financial investments
- Long-time resident of Wilmington
- Received his MBA from the University of North Carolina-Wilmington's Cameron School of Business
- Chairman of Cameron Art Museum, and previously served in community organizations such as Wilmington Industrial Development, Cape Fear Academy and the Historic Wilmington Foundation
- A past member of Wachovia Bank's local advisory board

Important Information

In connection with Cape Fear Bank Corporation's (the "Company") 2008 annual meeting of shareholders (the "Annual Meeting"), Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht and Robert Isser (the "Group") filed with the SEC and mailed to shareholders a definitive Proxy Statement on July 17, 2008. The Annual Meeting is to be held at 9:30 a.m. on Tuesday, August 19, 2008, at the University of North Carolina at Wilmington Executive Development Center located at 1241 Military Cutoff Road, Wilmington, North Carolina. Shareholders are strongly advised to read the Group's definitive Proxy Statement. Shareholders may obtain a free copy of the definitive Proxy Statement and any other documents filed by the Group with the SEC at the SEC's website at www.sec.gov. The definitive Proxy Statement may also be obtained for free from D.F. King & Co., Inc. 48 Wall Street, 22nd Floor, New York, NY 10005. Shareholders may call D.F. King & Co. toll free at (800) 290-6427. In connection with the Annual Meeting, the individuals comprising the Group and employees of D.F. King & Co. may solicit proxies from shareholders of the Company by mail, advertisement, telephone, electronic means and personal solicitation. Shareholders may obtain more information regarding the names, affiliations and interests of the individuals comprising the Group in the Group's definitive Proxy Statement.

voteBLUEforchange

It's Time For More Effective Leadership at Cape Fear Bank Corporation

Our filings and communications with the Company and shareholders

All of the following documents, as well as documents filed by the Company, can also be accessed for free at www.sec.gov.

Event Date	Filing Type	Brief Description
8/6/2008	DFAN14A	Materials for our shareholder website
8/5/2008	DFAN14A	Response to the Company's second quarter 2008 loss
7/29/2008	DFAN14A	Proxy card sent to participants in the Company's profit sharing plan
7/25/2008	DFAN14A	Letter to shareholders affirming that contest is for change in representation, not control
7/17/2008	DEFC14A	Our group's definitive proxy statement
7/10/2008	PRRN14A	Revised preliminary proxy statement
7/1/2008	DFAN14A	Response to the Company's inaccurate statements
6/30/2008	13D/A	Further stock purchases
4/30/2008	DFAN14A	Response to the Company's first quarter 2008 loss
4/29/2008	13D/A	Response to the Company's first quarter 2008 loss
4/10/2008	PREC14A	Refiling our initial preliminary proxy statement
4/9/2008	PREN14A	Our initial preliminary proxy statement
3/27/2008	DFAN14A	News release regarding our proposed nominees
3/18/2008	13D/A	Revealing our proposed nominees
3/12/2008	13D/A	Announcing Mr. Koury's intent to nominate a new board slate
2/4/2008	13D/A	Further stock purchases
12/20/2007	13D/A	Offer to acquire the Company for $12.00 per share
11/20/2007	13D/A	Request to inspect books and records
11/6/2007	13D/A	Response to the Company's third quarter 2007 earnings
10/24/2007	13D/A	Response to Mr. Coburn's newspaper comments
9/28/2007	13D	Initial 5% beneficial ownership filing with the SEC

Important Information

In connection with Cape Fear Bank Corporation's (the "Company") 2008 annual meeting of shareholders (the "Annual Meeting"), Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht and Robert Isser (the "Group") filed with the SEC and mailed to shareholders a definitive Proxy Statement on July 17, 2008. The Annual Meeting is to be held at 9:30 a.m. on Tuesday, August 19, 2008, at the University of North Carolina at Wilmington Executive Development Center located at 1241 Military Cutoff Road, Wilmington, North Carolina. Shareholders are strongly advised to read the Group's definitive Proxy Statement. Shareholders may obtain a free copy of the definitive Proxy Statement and any other documents filed by the Group with the SEC at the SEC's website at www.sec.gov. The definitive Proxy Statement may also be obtained for free from D.F. King & Co., Inc. 48 Wall Street, 22nd Floor, New York, NY 10005. Shareholders may call D.F. King & Co. toll free at (800) 290-6427. In connection with the Annual Meeting, the individuals comprising the Group and employees of D.F. King & Co. may solicit proxies from shareholders of the Company by mail, advertisement, telephone, electronic means and personal solicitation. Shareholders may obtain more information regarding the names, affiliations and interests of the individuals comprising the Group in the Group's definitive Proxy Statement.

voteBLUEforchange

It's Time For More Effective Leadership at Cape Fear Bank Corporation

FREQUENTLY ASK QUESTIONS

What is a proxy contest?

How do I vote?

How many votes do I have?

Do I vote both proxy cards?

What vote is required to elect directors of the Company?

How do I find out more information before I decide?

What do you plan to do if you win the proxy contest?

Why does your group seek to replace the entire board of directors at Cape Fear Bank Corporation? Couldn't you work together with the current board?

Why is your slate of directors a better option for the Company's shareholders?

Isn't replacing the entire board a drastic measure?

The current board of directors implies that you are trying to take control of the Company without paying for it. Is that true?

Why do you believe the Company has struggled?

If high expenses are a contributing factor to the Company's poor performance, what should happen to existing employees and the recently expanded branch network?

The Company claims that it is seeing positive results from the new branches it opened in 2007. Is that claim valid, and is it reason to give the current board of directors more time to improve on their performance?

The current board of directors cites these "positive results" as the reason they have begun trying to sell the Company. But they also imply that you are interfering with their ability to sell the Company. What do they mean?

So if you win, will you replace Cameron Coburn as President and CEO of the Company?

You argued last fall that a sale was the best course of action at that time. You even offered to buy the Company for $12.00 per share. Do you still believe the Company should be sold?

What is a proxy contest?

Each year, public corporations like Cape Fear Bank Corporation (the "Company") must hold an annual meeting of its shareholders. In connection with the annual meeting, shareholders have the right to vote, in person or by proxy, for the individuals that will constitute the board of directors of the Company for the upcoming year. The current board nominates candidates for election, and often those candidates run unopposed. However, a key shareholder right is the ability to propose alternative directors in these elections. A proxy contest occurs when shareholders are presented an alternative slate of directors for election at the annual meeting.

How do I vote?

You have the right to vote in person at the annual meeting or by proxy. Voting in a proxy contest is very different from voting in a political election. Instead of making your selection on one ballot that

includes the names of all eligible candidates – as you will do this November in selecting the next U.S. president – the opponents in a proxy contest each have their own ballot, in the form of a proxy card.

The current board of directors of the Company is seeking another term by asking shareholders to vote for them on the white proxy card that bears their names. Our group, on the other hand, is asking for change in the boardroom by requesting that shareholders vote on the BLUE proxy card that bears our names.

Shareholders may vote "for," or withhold support, for each of the nominees on a particular proxy card. However, withholding on one card and voting affirmatively on the other do not deliver the same result. The last dated proxy card is the only one that counts.

We strongly urge you to vote "FOR" the election of Messrs. Sullivan, Neblett, Cochrane, Mahan, Lucht and Isser on the BLUE proxy card that was sent to you.

How many votes do I have?

You will have one vote for every share of Company common stock that you owned on July 11, 2008, the record date.

Do I vote both proxy cards?

We urge you to vote only the BLUE proxy card for the election of our nominees. If you vote on both the white and the blue proxy cards, only the last dated proxy card will count. As a result, we urge you to ONLY RETURN THE BLUE PROXY CARD. If you send us a proxy card with votes for our nominees, but then later send a proxy card to the company that withholds votes for the current board, only the second card would be counted. The best way to tell the current board directly that you disapprove of their stewardship of the Company is to ONLY RETURN THE BLUE PROXY CARD for the election of our nominees.

What vote is required to elect directors of the Company?

The affirmative vote of a plurality of the votes cast in person or by proxy at the annual meeting is

required for the election of directors. Abstentions and broker non-votes will have no legal effect on the election of directors.

How do I find out more information before I decide?

We strongly urge shareholders to read our proxy materials and those put forth by the current board of directors. We believe the answer will be clear: Vote the BLUE proxy card for our group and install a new, more effective leadership in the boardroom of the Company. We will then undertake the tough choices and the hard work needed to get this Company on the right course and to deliver meaningful returns to shareholders.

All of our SEC filings can be found on our website HERE and on the SEC's website, www.sec.gov. You also should have received a copy of our BLUE proxy card and our definitive proxy statement in the mail by now. To receive another copy, contact our proxy solicitation firm:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Shareholders call toll free (800) 290-6427
Banks and Brokers call collect (212) 269-5550

What do you plan to do if you win the proxy contest?

1. Beyond evaluating the Company's top managers, our group intends to immediately pursue the following initiatives:
2. Add Milt Petty as an additional director and appoint him as audit committee financial expert;
3. A comprehensive review of the Company's capital and asset quality;
4. A comprehensive review of the Company's expenses;
5. A comprehensive review of the Company's branch network;
6. A comprehensive review of the Company's policies and procedures;
7. A comprehensive review of the Company's ethics policy and enforcement;

8. A comprehensive review of the Company's core deposit strategy and branch employee incentive structure;
9. Using our relationships to drive core deposits to the Company and reduce the Company's reliance on non-local brokered deposits;
10. Establishing a culture of success;
11. Re-opening communication with the investor base;
12. Tying management compensation to shareholder value; and
13. Consider whether any of the former directors should be retained to help ensure a smooth transition in the boardroom following this proxy contest.

Why does your group seek to replace the entire board of directors at Cape Fear Bank Corporation? Couldn't you work together with the current board?

We have repeatedly tried that approach. From the beginning, our group has requested a meeting with the board of directors to voice our ideas for improving the Company. The board rejected all of our attempts to meet with them.

We even offered to buy the Company, but our offer was rejected by Mr. Coburn without any communication or attempt to contact us.

This past spring, we recommended two highly experienced bankers to strengthen the Company's board of directors. We were again rejected.

You, the shareholders, sent this board of directors a message at the 2007 annual meeting, nearly defeating an egregious expansion in executive compensation. The board's plan barely passed with a 51% to 49% margin in votes cast. And yet, our experience with this board shows that the boardroom door remains closed to shareholder input.

We have exhausted all of our options, and we feel that the only solution is to replace the Company's leadership.

Why is your slate of directors a better option for the Company's shareholders?

Our board will bring a more comprehensive and varied level of experience to the boardroom than the current set of directors. Our group includes bankers who have run successful banks and created shareholder value in a community bank setting, local Wilmington businessmen with the expertise and relationships needed to help a community bank thrive, investment banking experience, significant public company board experience and best practices, and more. For more information about our proposed directors' qualifications, click HERE.

Isn't replacing the entire board a drastic measure?

Yes. However, we feel this board's decade of ineffectiveness and the current troubling environment for financial institutions are justification for drastic measures aimed at protecting and enhancing shareholder value.

Further, the current board has been completely non-responsive to shareholders. This practice must change – the most effective method to ensure change in the boardroom is to replace the entire board with more experienced and better-qualified directors.

The current board of directors implies that you are trying to take control of the Company without paying for it. Is that true?

This is simply not true. A board of directors is an elected body that is responsible for protecting and enhancing shareholder value. On a collective basis, our group was the largest holder of shares in the Company as of the 2008 annual meeting's record date. The outcome of this proxy contest will not change our group's financial ownership interest in the Company. The question before the shareholders is about representation, not financial ownership. A change in the boardroom does not constitute a change in financial ownership.

Why do you believe the Company has struggled?

The Company has underperformed its North Carolina de novo bank peers consistently for more than a decade. We believe the key reasons for this underperformance include:

- An inexperienced CEO and an accommodative board of directors that has been ineffective in

creating shareholder value;

- Poor expense controls;
- An institutional lack of focus on generating low-cost, local deposits;
- Excessive management compensation plans that have not been tied to providing shareholder returns; and
- A series of dilutive capital raises that funded an aggressive, but questionable, branch expansion plan when many community banks were selling to larger competitors for attractive premiums.

If high expenses are a contributing factor to the Company's poor performance, what should happen to existing employees and the recently expanded branch network?

We believe the Company employs many bright and talented individuals, and with the right leadership and direction, we see no reason why that should change. People are vital in a community bank. That said, all good organizations continually re-evaluate their expenses, and we believe the Company's poor efficiency record implies there are areas where improvement is possible. In light of the Company's recent losses and poor efficiency record, we believe that excessive management compensation is one area where expense savings can be immediately recognized.

The Company claims that it is seeing positive results from the new branches it opened in 2007. Is that claim valid, and is it reason to give the current board of directors more time to improve on their performance?

The Company claimed in a July 25th press release that it has seen 110% growth in deposits in its newest branches since the beginning of 2008. We are dubious of this claim. First, those branches began with zero deposits and likely had a very small amount at the beginning of 2008. Thus, a 110% increase of a very small number does not automatically result in a meaningful aggregate increase, especially for a Company that has nearly $500 million in total assets. Note that the Company continued to post losses during this period, and the board of directors does not explain how this deposit growth translated to profit.

Additionally, we note from the call reports filed by the Company's banking subsidiary, Cape Fear Bank, with the FDIC that local core deposits for the entire Company DECLINED by $12.3 million

during the first six months of 2008, even as the Company continued to grow its loan portfolio. These new loans were instead funded with brokered deposits (i.e., deposits from customers in markets other than Wilmington) and increased borrowings. So even if those branches *are* showing some small signs of improvement, the rest of the Company is experiencing a much larger retreat in an area – core deposits – that is critical to improving profitability.

The current board of directors cites these "positive results" as the reason they have begun trying to sell the Company. But they also imply that you are interfering with their ability to sell the Company. What do they mean?

We believe the board of directors discovered that shareholder sentiment was against them. As a result, they delayed the annual meeting vote to August from its traditional time in May and immediately began trying to sell the Company. When we discovered this might be occurring, we sent a letter to the board of directors that warned them not to endanger shareholder value by selling the bank at a discounted level. However, we told them that if they were selling the Company at a price that is in the shareholders' best interests (more than the $12.00 per share we offered in December 2007), and if CEO Cameron Coburn would not improperly benefit at the expense of our fellow shareholders, we would consider supporting a sale of the Company.

We believe that our actions preserved shareholder value from an ill-advised act of desperation from this current board of directors. The situation confirms our resolve to bring new leadership to the Company as soon as possible.

Further, we note that the insiders, including CEO Cameron Coburn and several of the Company's directors and officers, stand to profit the most from a sale of the Company, even at a steep discount to the $12.00 per share we offered in December. Because of change-in-control agreements, unexercised stock options and other perks, the insiders have a financial conflict of interest that could encourage them to sell the Company for their own benefit. We remind you that, contrary to the Company's accusations, we are shareholders like you. Our interests are strictly aligned with your interests.

So if you win, will you replace Cameron Coburn as President and CEO of the Company?

We share the dissatisfaction of many of our fellow shareholders in the performance to date by Mr.

Coburn. We believe he was given the CEO job too early in his career, and the current board has been ineffective in monitoring his actions. We believe this has contributed significantly to the Company's underperformance. We likewise have been disappointed with Mr. Coburn's unresponsiveness and dismissive attitude to our attempts to improve the Company.

That said, this is not a personal campaign. Our group is striving to improve the Company for the benefit of its shareholders, with which our interests are aligned. Our directors, if elected, will evaluate Mr. Coburn's leadership role at the Company and make a decision about his future based on that evaluation. We will pursue whatever we feel is most advantageous for the Company and in the best interests of its shareholders.

You argued last fall that a sale was the best course of action at that time. You even offered to buy the Company for $12.00 per share. Do you still believe the Company should be sold?

The environment for bank mergers and acquisitions is unfavorable at this time, with troubling asset quality questions damaging the valuations of most community bank stocks. In hindsight, the right time to sell the Company might have been 2004, instead of raising more capital. Even 2007 offered an opportunity to this board of directors to sell the Company for a premium, including our offer.

If elected, our slate of directors will emphasize shareholder value in all strategic decisions. Accordingly, our decisions will be based on what is better for shareholders, whether that be a sale or another path that will lead to a higher franchise value at a future date. There may be a time in the future when it makes sense to sell the Company, where a maximum value can be obtained and the resulting institution continues to deliver a positive banking experience to the greater Wilmington community. But we question whether the market properly values the Company now. As of the close of trading on August 4, 2008, the Company's stock was trading at $6.00 per share – well below the amount shareholders have invested in this Company and exactly half of the $12.00 per share we offered for the company in late 2007.

Important Information

In connection with Cape Fear Bank Corporation's (the "Company") 2008 annual meeting of shareholders (the "Annual Meeting"), Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III,

David Lucht and Robert Isser (the "Group") filed with the SEC and mailed to shareholders a definitive Proxy Statement on July 17, 2008. The Annual Meeting is to be held at 9:30 a.m. on Tuesday, August 19, 2008, at the University of North Carolina at Wilmington Executive Development Center located at 1241 Military Cutoff Road, Wilmington, North Carolina. Shareholders are strongly advised to read the Group's definitive Proxy Statement. Shareholders may obtain a free copy of the definitive Proxy Statement and any other documents filed by the Group with the SEC at the SEC's website at www.sec.gov. The definitive Proxy Statement may also be obtained for free from D.F. King & Co., Inc. 48 Wall Street, 22nd Floor, New York, NY 10005. Shareholders may call D.F. King & Co. toll free at (800) 290-6427. In connection with the Annual Meeting, the individuals comprising the Group and employees of D.F. King & Co. may solicit proxies from shareholders of the Company by mail, advertisement, telephone, electronic means and personal solicitation. Shareholders may obtain more information regarding the names, affiliations and interests of the individuals comprising the Group in the Group's definitive Proxy Statement.

Vote BLUE For Change

The case for why you should vote the
BLUE PROXY CARD
for new leadership
at Cape Fear Bank Corporation

Important Legal Notice

- This presentation is for general information purposes only. It does not have regard to the specific investment objective, financial situation, suitability or the particular need of any specific person who may receive this presentation and should not be taken as advice on the merits of any investment decision. The views expressed herein represent the opinions of Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott Sullivan, Milton E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan, III, David Lucht and Robert Isser (collectively, the "Participants") and are based on publicly available information with respect to Cape Fear Bank Corporation (the "company").

- Except for historical information contained herein, the matters addressed in the presentation are forward-looking statements that involve certain risks and uncertainties. You should be aware that actual results could differ materially from those contained in the forward-looking statements. The Participants reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. The Participants disclaim any obligation to update the information contained herein.

- The Participants have not sought nor obtained the consent of any third party for the use of any statements or information contained in this presentation. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made that the data or information, whether derived or obtained from filings made with the SEC or any third party are accurate.

- This presentation does not recommend the purchase or sale of any security. Under no circumstances is this presentation to be used or considered as advice to sell or a solicitation of an offer to buy any security. As of the record for the annual meeting of shareholders of the company, the Participants own an aggregate of approximately 9.1% of the outstanding common stock of the company. It is possible that there will be developments in the future that cause one or more of the Participants from time to time to sell all or a portion of their shares, buy additional shares or trade in options, puts, calls or other derivative instruments related to the company's common stock.

- All shareholders of the company are advised to read the Definitive Proxy Statement and other documents related to the solicitation of proxies by the Participants from the shareholders of the company for use at the 2008 annual meeting of shareholders when they become available because they will contain important information. The Definitive Proxy Statement and other documents are available at no charge on the SEC's web site at http://www.sec.gov. In addition, the Participants in the proxy contest will provide copies of the Definitive Proxy Statement without charge upon request. Information relating to the Participants in the proxy solicitation is contained in the Definitive Proxy Statement filed with the SEC on July 17, 2008.

Cape Fear Bank Corporation Annual Meeting Details

When: August 19, 9:30 a.m.

Where: University of North Carolina at Wilmington's Executive Development Center (on 1241 Military Cutoff Rd. in Wilmington)

At Stake:

- The composition of the company's board of directors
- The future direction of the company

Not At Stake:

- Financial ownership of the company

How to Make Your Voice Heard

- Shareholders make their desires known by completing and returning one of the proxy cards they receive in the mail

- The BLUE PROXY CARD you received is for our group's proposed slate of directors

- The white proxy card you received is for the current board of directors; Do NOT Fill out the white proxy card

- Vote only one proxy card – if you vote more than one proxy card, only the later dated proxy card will count

- Vote BLUE for change!

Why is There a Need for Change?

- The company has been consistently outperformed by its peers
- The current board has not been effective in preparing for the current economic environment
  - The company has incurred significant loan charge-offs
  - The company has not maintained adequate expense controls
- The current board has granted excessive compensation rewards to management without requiring management to deliver meaningful returns to shareholders
- We propose directors who have banking and public company experience with a meaningful understanding of the Wilmington economy

Who We Are

Lead Investor

- Maurice J. Koury

Our Nominees

- Scott Sullivan
- Mort Neblett
- Chip Mahan
- David Lucht
- Haywood Cochrane
- Bob Isser

Other Group Members

- Milt Petty (CPA to be added as a seventh director and serve as the financial expert on the company's audit committee)

What Our Nominees Will Add to the Board

Our Nominees

- Over 62 years of combined banking experience
  - Bank CEO
  - Bank lending experience
  - Bank investing experience
- Notable public board experience
- Independent and accountable to all shareholders
- Knowledge of Wilmington and greater Wilmington banking environment



Maurice Koury

- President of Carolina Hosiery Mills, Inc. and an active developer and owner of real estate projects
- Long-time investor and supporter of North Carolina-chartered community banks
- Has a history of active involvement in civic affairs in Burlington
- Long-time supporter of his alma mater, the University of North Carolina at Chapel Hill
  - Twice served as President of the Education Foundation
  - Served two terms on the Board of Trustees
  - Served as chairman of the Development Committee of the Board of Trustees
  - Was a member of the University's Board of Visitors
  - Served on the Board of the Directors of the Medical Foundation of North Carolina, which supports the health affairs academic and research programs
  - The university awarded Mr. Koury the General Alumni Association Distinguished Service Medal in 1994, the William Richardson Davie Award in 1995, and an Honorary Doctor of Laws Degree in 2001
- In 2000, was honored with the Bishop F. Joseph Gossman Award for extraordinary service to Catholic education by the Roman Catholic Diocese of Raleigh
- Honored by Elon University with the Frank S. Holt Jr. Business Leadership Award and Honorary Doctor of Law



Candidates
For
Director



Scott Sullivan

- Manager at Cameron Management LLC, a Wilmington investment management firm focused on real estate development and other financial investments
- Cameron Management has sizeable real estate holdings in greater Wilmington
- Long-time resident of Wilmington
- Received his MBA from the Cameron School of Business at UNC-Wilmington
- Chairman of Cameron Art Museum
- Has served in community organizations like the Historic Wilmington Foundation, Wilmington Industrial Development, and Cape Fear Academy
- A past member of Wachovia Bank's local advisory board

Mort Neblett

- Managing member of Owencroft Financial Partners LLC, a Wilmington-based firm that invests in early-stage companies
- Grew up in Wilmington, attending summer classes at UNC-Wilmington in its former incarnation (Wilmington College)
- A founder of UNC-W's International Cabinet, a former member of the school's board of visitors, and a current advisory board member for the Cameron School of Business
- 35-year career as an investment banker and broker
- Directly involved in several transactions involving North Carolina-based banking institutions



Candidates
For
Director



Chip Mahan

- Chairman and CEO of Wilmington-based Live Oak Banking Co. (a specialty lender to veterinarians that will not compete with Cape Fear Bank Corporation)
- Has lived in the Wilmington area for seven years
- 35-year career in banking in the Southeast
- Widely credited with starting the world's first Internet bank
- Has been the CEO of several publicly traded banks and bank service providers
- Former board member of Habitat for Humanity in the Wilmington area

David Lucht

- President, Chief Operating Officer and Chief Credit Officer of Wilmington-based Live Oak Banking Co.
- Has lived in Wilmington for the past year after a long career in banking in other markets
- Credit specialist, with nearly two decades of experience in overseeing and improving the credit function at several banks
- From 2002 to 2007, served as Chief Credit Officer for FirstMerit Bank, a $10.4 billion-asset regional bank headquartered in Akron, Ohio
- Led the effort to stabilize FirstMerit's $6.5 billion loan portfolio, cutting the level of problem loans in half during his tenure



Candidates

For

Director



Haywood Cochrane

- Vice Chairman of I-Trax, Inc., a publicly traded provider of worksite health services
- Has more than 30 years of healthcare experience in executive and senior management positions
- Experience with best corporate practices through service on the boards of several public companies
- Recently joined the board of Raleigh-based DARA BioSciences Inc.
- Prior to his career in the healthcare industry, gained experience as a banker
- As a Senior Corporate Loan Administrative Officer at Wachovia Bank & Trust Co., was responsible for a $200 million corporate loan portfolio

Bob Isser

- Executive Vice President at Charlotte-based yarn dealer Sidney Gilbert & Co.
- Oversees all purchases and sales for the company, for which he has worked 43 years
- Has invaluable experience in monitoring expense controls
- Investor in North Carolina community bank stocks for more than 20 years
- Has significant experience in analyzing bank financial performance and market opportunities

We Believe Our Proposed Board Offers a Broader and Deeper Level of Experience than the Current Board of Directors

- Our nominees have significant banking experience, including as chairman, CEO and Chief Credit Officer
- Our nominees have been on the boards of successful publicly-traded companies, and they know ad understand corporate best practices
- Our nominees know the Wilmington economy and community
- Upon adding Milt Petty to the board following the proxy contest, the new board would have a CPA to meet the SEC's definition of "audit committee financial expert"
- Our proposed board has experience in negotiating the sale of community banks for enhanced shareholder value
- Our proposed board would place the interests of the shareholders ahead of the interests of insiders when reviewing strategic alternatives

Why is Change Necessary?

- The current board has been ineffective stewards of your investment during 10 years of historic opportunity for community banks and have produced no meaningful returns to you.

- Today's challenging economic environment , especially for banks, requires more experienced leadership and RESULTS.

A Negative Return on Investment After 10 Years

After more than a decade of opportunity, the board of directors and management have failed to create **any** value for shareholders

- The company raised $25.1 million in investor capital through Dec. 31, 2007

- The company's market capitalization was $23.2 million at the close of trading on July 31, meaning investors are collectively *IN THE RED* on their investment

- This negative return is *BEFORE* additional investment factors like lost investment opportunities and the depreciating effect of inflation

- On January 10, 2008, the current board dismissed without discussion Mr. Koury's offer to acquire the company for $12 per share ($46.1 million), implying it was inadequate

- The July 31 closing share price of $6.05 is nearly half that "inadequate" level

Below Peer, Year After Year

For more than a decade, the company has underperformed its peers on a consistent basis in most financial categories

- A SLOW START Of the 35 commercial banks formed in North Carolina from 1995 to 2000, the company took longer to become **cumulatively profitable** than any of the other institutions that remain independent today
  - Six of the 35 chose to sell before achieving cumulative profitability
  - The median deficit period for the other 29 banks was 16 quarters, or four years
  - The company took 27 quarters, or nearly seven years, to eliminate its initial equity deficit

- CONTINUED UNDERPERFORMANCE When compared side-by-side with the other 16 banks from that peer group that are now publicly traded, the company ranks near the bottom in several key performance categories
  - In **return on average assets**, which measures profitability relative to a company's size, Cape Fear Bank Corporation was no better than 14th out of 17 banks in each of the last three years
  - In **net interest margin** (profit margin between interest paid and interest received) and **efficiency ratio** (how well costs are contained), the company ranked dead last at #17 in 2007

Unfocused Growth = Shrinking Shareholder Value

The board and management devoted more than four years to an expansion strategy that grew the balance sheet significantly, but hurt shareholder value

- **Growth without Return** - Despite growth in total assets 2.8x since the end of 2003, company's return on those assets declined for four straight years through 2007, and the company has reported a net loss for the first six months of 2008

- **Runaway Expenses** –
  - **Total noninterest expenses** rose from $4.6 million in 2004 to $11.6 million in 2007 and have continued to increase so far in 2008
  - The bank will spend more than $2 million on rent and other occupancy expenses in 2008 – roughly 3x what it spent in 2004 before the branch expansion

- **Result** – Unfocused growth and runaway expenses have resulted in an inefficient bank with poor profitability measures and a stock value as of July 31 that was less than the aggregate investment by the shareholders in the company

Lack of Focus is the "Core" of the Problem

The company's profitability has suffered for years from a relatively high cost of funds – that is, the company has paid more than competitors to attract deposits

- The board and management cited a better deposit mix and increased core deposits (funds deposited by local customers) as reasons to open new branches in recent years – and as a fix for its poor profitability

- But despite claims of success in generating core deposits at its new branches, the company generated a net of only $1.3 million in new core deposits in 2007

- In the first six months of 2008, ***CORE DEPOSITS FELL!***

- Instead, the company has relied heavily on brokered certificates of deposit (high cost funds deposited by customers in other parts of the country!) and borrowed money to fund the continued growth in its loan portfolio

- This is in direct contrast to the board's stated strategy!

Executive Compensation Contributes to the Problem

Management compensation and benefits are completely out of line with the company's historical lack of performance and have contributed to below-peer returns

- Historically, he has not required top executives to create shareholder value in order to receive pay raises, bonuses, and a full slate of shareholder-financed benefit plans

- Only a small fraction of recent CEO pay has been equity – ***in contrast to stated board policy and aligning management's interests with those of the company's shareholders***

- Unjustifiable compensation arrangements represent a transfer of wealth from you, the shareholders, to an ineffective management team

- At the 2007 annual meeting, shareholders nearly defeated the board's latest proposed expansion of extravagant insider benefits

- Despite marginal performance requirements (with no ties to stock performance!) to qualify for bonuses in 2007, management still failed

Asset Quality is Troubling

A host of economic pressures have led to an increasingly difficult credit environment for bank lending portfolios

- As recently as the second quarter of 2007, ***the company took no loan-loss provision*** despite growing evidence of a widespread decline in asset quality

- Two quarters later, the company revealed a significant increase in loans that are in danger of being charged off at a loss (i.e., "**nonaccrual loans**"), equaling 1.4x the loan-loss reserves set aside to cover problem loans

- Management could not file the Company's 10-K on time with the SEC because of a "material weakness" in the implementation of a model for determining the allowance for loan loss

- Proxy advisory firm Glass Lewis & Co. scolded the Board for this failure, writing: *"We believe such material weaknesses may signal weak internal accounting expertise, poor internal controls and aggressive financial reporting practices at the Company"*

Our Nominees Have A Plan In Place

Following the proxy contest, our nominees will:

- Vote to increase the size of the board
  - This will allow us to include Milt Petty as the audit committee financial expert
  - We will also evaluate whether any of the existing directors offer the experience and dedication to the needs of the company that are required to represent shareholder interests
- Immediately review the loan portfolio and the entire credit function
- Review each of the company's branches and devise a plan for profitability
- Foster an environment where a local focus, especially on local core deposits and quality loans, is the primary motivation for employee efforts
- Provide a more effective oversight of management
- Leverage our local contacts to generate new business for the bank
- Review compensation arrangements and strategy to ensure that enhancement of shareholder value is a primary objective of the company
- Re-establish an open dialogue with investors

Please Read the Definitive Proxy Statement

This presentation is a summary of who we are, why change is needed and how we will represent the interests of the shareholders of Cape Fear Bank Corporation. We strongly urge you to read our Definitive Proxy Statement filed with the SEC on July 17, 2008. This will offer a more comprehensive and detailed case for change.

By now, you should have received the Definitive Proxy Statement in the mail. If not, all of our proxy solicitation materials, including the Definitive Proxy Statement, can also be found at the SEC's web site, www.sec.gov, and on our shareholder web site, www.voteBLUEforchange.com. For assistance in voting you proxy card, contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholders call toll free (800) 290-6427

Banks and Brokers call collect (212) 269-5550

RETURN ONLY THE BLUE PROXY CARD THAT INCLUDES THE NAMES OF OUR NOMINEES. DO NOT RETURN THE COMPANY'S WHITE PROXY CARD.

VOTE BLUE FOR CHANGE.